Exhibit 10.1

SUPPLEMENTAL AGREEMENT
(English Translation)

Party A: Administrative Committee of Songmu Industrial Park, Henyang City, Hunan Province
Party B: Shenzhen Ritar Power Co., Ltd.

Whereas Party A and Party B (collectively as the “Parties”) entered into Agreement for Stationing Project into Industrial Park (the “Original Agreement”) with respect to lead-acid battery plates and lead-acid battery assembly (the “Project”).

The Parties hereby agree that the Original Agreement is amended and supplemented as follows:

1.
The construction of the Project shall be conducted in three phases. The first phase requires investment in an amount of RMB 120 million. The Project is expected to be operational by the end of 2007 and production capacity to be 21,600 metric tons per year. After the first phase investment is completed, Party B shall, in its sole discretion, determine whether to proceed to the second and third phase investments depending on Party A’s investment environment and the availability of Party B’s capital.

2.	Regardless whether Party B elects to fund the second and third phase constructions, Party A covenants to grant to Party B the land use rights at RMB 48,000/mu for the first phase construction.

3.
Party A agreed to reserve the land contemplated by the Original Agreement for Party B’s second and third phase construction use until December 2008 and October 2009, respectively. In the event that Party B determines not to fund the Project for the second and third phase construction as provided by Section 1 hereof this agreement, Party A has no obligation to reserve the land after December 2008 and October 2009, respectively.

Party A: Administrative Committee of Songmu Industrial Park, Henyang City, Hunan Province
(Seal)
Representative: (signature)

Party B: Shenzhen Ritar Power Co., Ltd.
(Corporate Seal)
Representative: (signature)

Date: June 26, 2007